Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553 www.lasallehotels.com
News Release

LASALLE HOTEL PROPERTIES REPORTS SECOND QUARTER 2012 RESULTS

Acquires Mezzanine Loan Secured by Shutters on the Beach and Casa Del Mar Hotels in Santa Monica

BETHESDA, MD, July 18, 2012 — LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter ended June 30, 2012. The Company’s results include the following:

	Second Quarter		Year-to-Date
	2012	2011	2012	2011
	($’s in millions except per share/unit data)
Total Revenue	$242.1	$202.6	$414.4	$340.9
Net income (loss) to common shareholders	$24.8	$16.7	$8.7	$(2.5)
Net income (loss) to common shareholders per diluted share	$0.29	$0.20	$0.10	$(0.03)
EBITDA(1)	$79.7	$67.2	$109.9	$90.5
Adjusted EBITDA(1)	$85.3	$67.5	$119.3	$92.4
FFO(1)	$56.1	$44.7	$70.1	$53.2
Adjusted FFO(1)	$61.8	$45.0	$79.6	$55.0
FFO per diluted share/unit(1)	$0.65	$0.54	$0.82	$0.68
Adjusted FFO per diluted share/unit(1)	$0.72	$0.55	$0.93	$0.70

RevPAR	$180.14	$173.61	$153.97	$147.08
RevPAR growth	3.8%		4.7%
Hotel EBITDA Margin	37.0%	35.5%	30.8%	29.4%
Hotel EBITDA Margin growth	152 bps		143 bps

(1)

See tables later in press release, which list adjustments that reconcile net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net income (loss) later in this press release.

Second Quarter Highlights

•

RevPAR: Room revenue per available room (“RevPAR”) for the quarter ended June 30, 2012 increased 3.8 percent to $180.14, as a result of a 5.8 percent increase in average daily rate (“ADR”) to $215.92, offset by a 2.0 percent decline in occupancy to 83.4 percent. RevPAR was impacted by renovations at Hotel Roger Williams and Le Montrose Suite Hotel and management transitions at the Donovan House and Hotel Sax Chicago. Excluding these properties, the Company’s portfolio RevPAR increased 5.9 percent for the second quarter.

•	Hotel EBITDA Margin: The Company’s hotel EBITDA margin for the second quarter was 37.0 percent, a 152 basis point improvement compared to the comparable prior year period.

•	Adjusted EBITDA: The Company’s adjusted EBITDA was $85.3 million, an increase of 26.4 percent over the second quarter of 2011.

•

Adjusted FFO: The Company generated second quarter adjusted FFO of $61.8 million, or $0.72 per diluted share/unit, compared to $45.0 million or $0.55 per diluted share/unit for the comparable prior year period, an increase of 30.9 percent in adjusted FFO per diluted share/unit.

•	Capital Markets: The Company completed the following capital markets initiatives during the second quarter:

•	The Company sold 641,069 common shares through its ATM program at an average net price of $27.03 per share for net proceeds of $17.3 million.

•

On May 16, 2012, the Company entered into a new $177.5 million unsecured loan with a seven-year term maturing on May 16, 2019. The term loan’s interest rate will be 3.87 percent when the Company’s leverage ratio is between 4.0 and 4.75 times.

•

On May 21, 2012, the Company redeemed all 7.5% Series D Cumulative Redeemable Preferred Shares and 8.0% Series E Cumulative Redeemable Preferred Shares. Total combined redemption value for the Series D and E Preferred Shares was approximately $166.8 million.

•	Capital Investments: The Company invested $16.7 million of capital in its hotels, including the following projects:

•	The completion of the 33 guestroom and public space expansion at Hotel Amarano Burbank;

•	The completion of the guestroom, corridor and lobby renovation of Hotel Roger Williams in Manhattan; and
•	The continuation of the guestroom renovation of Le Montrose Suite Hotel in West Hollywood, which has since been completed.

•	Dividends: On April 18, 2012, the Company declared a second quarter 2012 dividend of $0.20 per common share of beneficial interest.

Capital Markets Initiatives

The Company has received commitments for a $300.0 million five-year unsecured term loan, which is expected to close by early August 2012, subject to customary closing conditions. The term loan was swapped to a fixed interest rate for the full five-year term. The term loan’s interest rate will be 2.68 percent when the Company’s leverage ratio is between 4.0 and 4.75 times. Proceeds will be used to reduce amounts outstanding on the Company’s senior unsecured credit facility.

“Our second quarter results were impacted more than we expected by the guestroom renovations at Hotel Roger Williams and Le Montrose and the management transitions at the Donovan House and Hotel Sax,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Despite that, we are encouraged by the increase in average rate of our portfolio, which grew 5.8 percent for the entire portfolio. In addition, our portfolio delivered significant hotel EBITDA margin growth and achieved our highest-ever reported quarterly hotel EBITDA margin. On the capital markets front, we closed on a very favorable seven-year term loan and have received commitments on a five-year term loan with excellent pricing, which will enable us to reduce the balance on our senior unsecured credit facility.

“The trends in our business remain strong and we continue to be optimistic about the outlook for the second half of the year.”

Acquisition of Mezzanine Loan

On July 13, 2012, the Company invested $67.4 million to acquire the performing mezzanine loan secured by the equity interests in the entities that own Shutters on the Beach and Hotel Casa Del Mar in Santa Monica, California. The Company purchased the debt instrument for 93.6 percent of the $72.0 million face value of the loan.

The fixed-rate, interest only coupon on the mezzanine loan is 9.76 percent at par value, which translates to a 10.4 percent interest rate on the Company’s investment. The mezzanine loan is subordinate to a $310.0 million first mortgage loan secured by the properties. Both the first mortgage and the mezzanine loan mature on May 11, 2014.

“We are excited to acquire the mezzanine loan related to these two iconic assets,” added Michael D. Barnello. “The Santa Monica market benefits from very favorable demand dynamics and these high-quality hotels have excellent locations within the market. Furthermore, the 10.4 percent yield on our investment is very attractive.”

Shutters on the Beach is a 198 room full-service, luxury hotel, with guestrooms located between two buildings: the 157 room Ocean House and the 41 room Beach House. Shutters features three food and beverage options, including the 230-seat casual beachfront restaurant called Coast, the upscale 85-seat One Pico and a lounge called The Living Room. Shutters also includes 9,000 square feet of flexible meeting and function space.

Hotel Casa Del Mar is a 129 room full-service, luxury hotel located on the beach in Santa Monica, California. Food and beverage options include the 75-seat Catch restaurant as well as a lobby lounge.

The ocean-front hotels are located one block from the Company’s Viceroy Santa Monica, two blocks from Santa Monica Pier and proximate to the Third Street Promenade and the Main Street shopping district. Santa Monica is a premier corporate and leisure destination. A variety of companies hold offices in Santa Monica, including Apple, Microsoft, Symantec, Blackstone, Colony Capital, HBO, Universal Music, Sony BMG Music Entertainment and MTV, among many others. The city is well known for world-class shopping throughout the Third Street Promenade, Main Street, Montana Avenue, Santa Monica Place and Ocean Park. Santa Monica also includes attractions such as the Santa Monica Pier and the Main Street district with its art galleries, cafes and antique shops.

Year-to-date Highlights

For the six months ended June 30, 2012, RevPAR increased 4.7 percent to $153.97, with ADR growth of 4.8 percent to $198.07, offset by a 0.1 percent decline in occupancy to 77.7 percent. The Company’s hotel EBITDA margin was 30.8 percent, an increase of 143 basis points compared to the comparable prior year period. The Company invested $35.2 million of capital in its hotels during the six months ended June 30, 2012.

Balance Sheet

As of June 30, 2012, the Company had total outstanding debt of $1.18 billion, including $376.0 million outstanding on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 4.5 times as of June 30, 2012 and its fixed charge coverage ratio was 2.7 times. For the second quarter, the Company’s weighted average interest rate was 4.1 percent. As of June 30, 2012, the Company had $41.6 million of cash and cash equivalents on its balance sheet and capacity of $392.5 million available on its credit facilities.

2012 Outlook

The Company is updating its 2012 outlook and has incorporated the acquisition of the mezzanine loan and its planned placement of a new five-year term loan. The revised outlook assumes no additional acquisitions or equity issuance for the remainder of 2012. The Company’s revised financial expectations for 2012 are as follows:

	Previous Outlook		Current Outlook
	Low-end	High-end	Low-end	High-end
	($’s in millions except per share/unit data)
RevPAR growth	5.0%	7.0%	4.5%	6.0%
Hotel EBITDA Margins	32.0%	33.0%	32.3%	32.8%
Hotel EBITDA Margin Change	100 bps	200 bps	125 bps	175 bps
Adjusted EBITDA	$262.0	$275.0	$263.5	$272.0
Adjusted FFO	$178.9	$189.3	$179.3	$186.8
Adjusted FFO per diluted share/unit	$2.09	$2.21	$2.09	$2.17

Earnings Call

The Company will conduct its quarterly conference call on Thursday, July 19, 2012 at 8:30 AM EDT. To participate in the conference call, please dial (888) 715-1394. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns interests in 40 hotels of which 38 are owned 100 percent. The 38 wholly-owned properties are upscale full-service hotels, totaling 10,200 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about outlook for RevPAR, hotel EBITDA margin, adjusted FFO, adjusted EBITDA and derivations thereof and the terms and timing of the $300.0 million term loan and the use of proceeds from the loan. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

Additional Contacts:

Bruce Riggins or Kenneth Fuller, LaSalle Hotel Properties – (301) 941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share data)

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Hotel operating revenues:
Room	$167,186	$134,005	$281,878	$222,918
Food and beverage	58,787	54,203	103,402	92,445
Other operating department	14,839	13,161	26,695	23,118

Total hotel operating revenues	240,812	201,369	411,975	338,481
Other income	1,283	1,181	2,439	2,419

Total revenues	242,095	202,550	414,414	340,900

Expenses:
Hotel operating expenses:
Room	38,688	30,631	72,541	55,973
Food and beverage	39,475	35,746	73,737	64,580
Other direct	5,558	5,466	10,184	9,842
Other indirect	55,152	48,111	103,193	88,054

Total hotel operating expenses	138,873	119,954	259,655	218,449
Depreciation and amortization	31,279	27,999	61,431	55,807
Real estate taxes, personal property taxes and insurance	10,865	8,786	21,676	17,271
Ground rent	2,210	2,033	3,986	3,376
General and administrative	4,849	3,928	9,463	8,734
Acquisition transaction costs	307	245	3,901	421
Other expenses	918	502	1,469	1,081

Total operating expenses	189,301	163,447	361,581	305,139

Operating income	52,794	39,103	52,833	35,761
Interest income	16	5	26	14
Interest expense	(12,503)	(9,928)	(24,281)	(19,710)

Income before income tax expense and discontinued operations	40,307	29,180	28,578	16,065
Income tax expense	(4,969)	(5,069)	(1,977)	(2,545)

Income from continuing operations	35,338	24,111	26,601	13,520

Discontinued operations:
Income (loss) from operations of property disposed of	—	44	—	(319)
Income tax (expense) benefit	—	(18)	—	132

Net income (loss) from discontinued operations	—	26	—	(187)

Net income	35,338	24,137	26,601	13,333

Noncontrolling interests:
Redeemable noncontrolling interest in loss of consolidated entity	—	—	—	2
Noncontrolling interests of common units in Operating Partnership	(130)	—	(108)	—

Net (income) loss attributable to noncontrolling interests	(130)	—	(108)	2

Net income attributable to the Company	35,208	24,137	26,493	13,335
Distributions to preferred shareholders	(5,999)	(7,402)	(13,401)	(15,148)
Issuance costs of redeemed preferred shares	(4,417)	—	(4,417)	(731)

Net income (loss) attributable to common shareholders	$24,792	$16,735	$8,675	$(2,544)

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations and Comprehensive Income - Continued

(in thousands, except share data)

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Earnings per Common Share - Basic:
Net income (loss) attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.29	$0.20	$0.10	$(0.03)
Discontinued operations	—	—	—	—

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.29	$0.20	$0.10	$(0.03)

Earnings per Common Share - Diluted:
Net income (loss) attributable to common shareholders before discontinued operations and excluding amounts attributable to unvested restricted shares	$0.29	$0.20	$0.10	$(0.03)
Discontinued operations	—	—	—	—

Net income (loss) attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.29	$0.20	$0.10	$(0.03)

Weighted average number of common shares outstanding:
Basic	85,451,978	82,220,410	84,975,917	78,233,731
Diluted	85,617,851	82,372,022	85,137,833	78,233,731

Comprehensive Income:
Net income	$35,338	$24,137	$26,601	$13,333
Other comprehensive loss:
Unrealized loss on interest rate instruments	(4,695)	—	(4,695)	—

Comprehensive income	30,643	24,137	21,906	13,333
Noncontrolling interests:
Redeemable noncontrolling interest in loss of consolidated entity	—	—	—	2
Noncontrolling interests of common units in Operating Partnership	(114)	—	(92)	—

Comprehensive (income) loss attributable to noncontrolling interests	(114)	—	(92)	2

Comprehensive income attributable to the Company	$30,529	$24,137	$21,814	$13,335

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(in thousands, except share/unit data)

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss) attributable to common shareholders	$24,792	$16,735	$8,675	$(2,544)
Depreciation	31,135	27,873	61,147	55,550
Amortization of deferred lease costs	88	74	174	156
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	—	—	—	(2)
Noncontrolling interests of common units in Operating Partnership	130	—	108	—

FFO	$56,145	$44,682	$70,104	$53,160

Management transition costs	801	—	926	—
Preferred share issuance costs	4,417	—	4,417	731
Acquisition transaction costs	307	245	3,901	421
Costs associated with CFO departure	—	—	—	579
Non-cash ground rent	114	116	228	116

Adjusted FFO	$61,784	$45,043	$79,576	$55,007

Weighted average number of common shares and units outstanding:
Basic	85,748,278	82,220,410	85,272,217	78,233,731
Diluted	85,914,151	82,372,022	85,434,133	78,425,976

FFO per diluted share/unit	$0.65	$0.54	$0.82	$0.68

Adjusted FFO per diluted share/unit	$0.72	$0.55	$0.93	$0.70

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Net income (loss) attributable to common shareholders	$24,792	$16,735	$8,675	$(2,544)
Interest expense	12,503	9,928	24,281	19,710
Income tax expense (1)	4,969	5,087	1,977	2,413
Depreciation and amortization	31,279	27,999	61,431	55,807
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	—	—	—	(2)
Noncontrolling interests of common units in Operating Partnership	130	—	108	—
Distributions to preferred shareholders	5,999	7,402	13,401	15,148

EBITDA	$79,672	$67,151	$109,873	$90,532

Management transition costs	801	—	926	—
Preferred share issuance costs	4,417	—	4,417	731
Acquisition transaction costs	307	245	3,901	421
Costs associated with CFO departure	—	—	—	579
Non-cash ground rent	114	116	228	116

Adjusted EBITDA	$85,311	$67,512	$119,345	$92,379

Corporate expense	5,479	4,717	10,814	9,840
Interest and other income	(1,299)	(1,231)	(2,465)	(2,478)
Hotel level adjustments, net	(433)	11,943	(1,764)	15,525

Hotel EBITDA	$89,058	$82,941	$125,930	$115,266

(1)	Includes amounts from discontinued operations.

With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

Hotel EBITDA includes all properties owned as of June 30, 2012 for the Company's period of ownership in 2012 and the comparable period in 2011. Exceptions: Hotel EBITDA excludes March period of ownership for Hotel Palomar, Washington, DC. Hotel EBITDA for all stated periods excludes any properties the Company has sold.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(in thousands)

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Room	$167,202	$160,593	$280,139	$265,654
Food and beverage	58,714	58,943	102,901	102,524
Other	14,528	13,958	25,975	24,459

Total hotel revenues	240,444	233,494	409,015	392,637

Expenses:
Room	38,448	38,118	71,952	69,939
Food and beverage	39,399	39,724	73,329	73,278
Other direct	5,540	5,761	10,111	10,236
General and administrative	17,272	16,669	32,495	31,453
Sales and marketing	14,846	14,357	28,303	26,716
Management fees	8,456	8,564	13,030	13,112
Property operations and maintenance	7,811	7,706	15,322	14,761
Energy and utilities	5,853	6,078	11,558	11,839
Property taxes	9,808	9,680	19,497	19,006
Other fixed expenses	3,953	3,896	7,488	7,031

Total hotel expenses	151,386	150,553	283,085	277,371

Hotel EBITDA	$89,058	$82,941	$125,930	$115,266

Note:

This schedule includes operating data for all properties owned as of June 30, 2012 for the Company's period of ownership in 2012 and the comparable period in 2011. Exceptions: The schedule excludes the March period of ownership for Hotel Palomar, Washington, DC. All stated periods exclude any properties the Company has sold. Hotel EBITDA margin is calculated by dividing hotel EBITDA for the period by the total hotel revenues for the period.

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Total Portfolio
Occupancy	83.4%	85.1%	77.7%	77.8%
Decrease	(2.0%)		(0.1%)
ADR	$215.92	$204.01	$198.07	$189.02
Increase	5.8%		4.8%
RevPAR	$180.14	$173.61	$153.97	$147.08
Increase	3.8%		4.7%

Note:

This schedule includes operating data for all properties owned as of June 30, 2012 for the Company's period of ownership in 2012 and the comparable period in 2011. All stated periods exclude any properties the Company has sold.

Non-GAAP Financial Measures

FFO, EBITDA and Hotel EBITDA

The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company’s performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company’s operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties, impairment write-downs and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization (excluding amortization of deferred finance costs) and after comparable adjustments for the Company’s portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.

With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company’s liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company’s operating performance.

Adjusted FFO and Adjusted EBITDA

The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.